Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-292620, 333-281321, 333-213033, 333-148436, 333-198608, 333-206083, and 333-269399) on Form S-8 of our reports dated August 4, 2026, with respect to the consolidated financial statements of Stride, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

McLean, Virginia

August 4, 2026